Exhibit 5.1
Cadwalader Letterhead
May 11, 2005
Così, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, Illinois 60015
Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
      You have requested our opinion, as counsel to Cosí, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (Registration No. 333-                    ), as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).
      The Registration Statement relates to the offering by the Company of 5,076,142 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and up to 761,421 shares of Common Stock to be issued solely to cover over allotments (collectively, the “Shares”).
      We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. Based upon such examinations, it is our opinion that (when there has been compliance with the Act and the applicable state securities laws) (i) the issuance of the Shares in accordance with the Registration Statement has been duly authorized by the Company and (ii) the Shares, when thereafter issued against payment therefor in connection with the offering, will be validly issued, fully paid and non-assessable.
      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP